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                                                                    EXHIBIT 10.7

                       MANUFACTURING AND SUPPLY AGREEMENT

THIS MANUFACTURING AND SUPPLY AGREEMENT this ("Agreement") is effective as of June 30, 2002 the ("Effective Date") by and between Allergan, Inc., a Delaware corporation, on behalf of itself and its Affiliates ("Allergan"), having an address at 2525 Dupont Drive, Irvine, California 92612 and Advanced Medical Optics, Inc., a Delaware corporation, on behalf of itself and its affiliates ("AMO").

                                    RECITALS

A. Prior to the date hereof, AMO was a wholly owned subsidiary of Allergan.

B. Pursuant to that certain Contribution and Distribution Agreement, by and between Allergan and AMO (the "Contribution Agreement"), Allergan by the effective date hereof, will have spun off AMO by distributing a special dividend to all of the Allergan stockholders consisting of all of the outstanding shares of stock of AMO held by Allergan (the "Distribution").

C. Allergan currently manufactures and distributes various optical medical devices and contact lens care products for AMO, each as more particularly described in Exhibit "A" attached hereto.

D. AMO desires that Allergan continue, after the Distribution, to manufacture and supply to AMO the Product(s) (as that term is defined herein) upon the terms and conditions contained herein and Allergan desires to manufacture and supply to AMO the Product(s) upon the terms and conditions contained herein.

                                    AGREEMENT

NOW THEREFORE, in consideration of the covenants contained herein, the above recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

A. "Affiliates" of a party shall mean any corporation or other business entity controlling, controlled by, or under common control with such party.

B. "Batch" shall mean that predetermined quantity of finished Product(s) listed on and associated with a Product on Exhibit "A".

C. "CE Mark" shall mean the mark of conformity with one or more applicable directives of the European Union.

D. "CFR" shall mean the United States Code of Federal Regulations.

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E. "COA" has the meaning given to it in Section 2.4.

F. "Control" (including "controlling", "controlled by" and "under common control with" of any party, corporation, or other business entity) shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such party, corporation, or other business entity, respectively.

G. "Contract Year" shall mean the twelve (12) month period following the Effective Date of this Agreement and each subsequent twelve (12) month period during the term of this Agreement.

H. "Cost" shall mean Allergan's cost to manufacture including direct labor, direct material and overhead. Allergan uses full absorption inventory costing, which includes all direct and indirect production costs. Direct and indirect production costs are those costs incident to and necessary for production or manufacturing operations or processes. Cost shall be consistent with the costing methodology used by Allergan in determining 2002 prices and will be determined in accordance with generally accepted accounting principles ("GAAP").

I. "cGMPs" shall mean the standards established by the FDA for current Good Manufacturing Practices, as specified in 21 CFR Section 820 Quality System Regulations; 21CFR Section 807 Establishment Registration and Device Listing for Manufacturers of Devices; 21 CFR Section 803 Medical Device Reporting; 21CFR
Section 801 Labeling; 21CFR Section 810 Medical Devices Recall Authority; 21 CFR
Section 806 Medical Devices Reports of Corrections and Removals; the Federal Food, Drug and Cosmetic Act, as amended; EN46000, 1 and/or 2; ISO 9001 and/or 9002; and the standards established in the European Union's Council Directive 93/42/EEC of 6/14/93 Concerning Medical Devices (the "MDD").

J. "ECR" (Engineering Change Request) shall mean the master change control form defined by the Allergan Worldwide Specifications Change Control System used to document requested changes to Product(s) Specifications or Packaging and Labeling Specifications.

K. "Ex works" (or "EXW") means that the seller delivers title when it places the goods at the disposal of the buyer at the seller's premises or another named place not cleared for export and not loaded on any collecting vehicle, as defined in the International Chamber of Commerce Incoterms 2000.

L. "Excess Materials" shall mean Raw Materials on hand and ordered consistent with AMO's forecast at the agreed upon lead times and for which the forecasted use is in excess of twelve (12) months. This would be a result of cancellations, reschedules or other changes caused by AMO.

M. "Facilities" shall mean, collectively, the Waco Facility, the Westport Facility and the Sao Paulo Facility and "Facility" shall refer to any one of them, as the case maybe.

N. "FCA", as defined in the International Chamber of Commerce Incoterms 2000, means that the seller delivers the goods, cleared for export, to the carrier named by the buyer at the named place. The seller is responsible for loading the goods. If the delivery to the carrier takes place at the buyer's named place, the seller shall not be responsible for unloading the goods.


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O. "FDA" means the United States Food and Drug Administration.

P. "Lead-time" shall mean the time period that begins on the day Allergan receives an order for the Product(s) and ends on the day Allergan is to deliver the Product(s) to AMO.

Q. "Obsolete Inventory" shall mean (i) Raw Materials on hand that are no longer in the Product(s) bill of material, (ii) Product(s) that are no longer forecasted, or (iii) filters that are no longer used due to a mutually agreed manufacturing process change.

R. "Packaging and Labeling Specifications" means the written specifications for packaging and labeling the Product(s) set forth in Exhibit "B", which may be amended from time to time by the written agreement of the parties.

S. "Product(s)" shall mean the products listed on Exhibit A hereto, which may be amended from time to time by written agreement of the parties.

T. "Product(s) in Quarantine" shall have the meaning set forth in Section 4.1 of this Agreement.

U. "Product(s) Specifications" shall mean the specifications set forth in Exhibit "C", which may be amended from time to time by written agreement of the parties.

V. "Quality Control" means the testing, other than clinical evaluation and on going stability testing, associated with the manufacturing of the Product(s), including but not limited to incoming component and Raw Material testing, in process testing, and final testing, in accordance with cGMPs and the Product Specifications.

W. "Quarantine Period" shall be sixteen (16) days.

X. "Raw Materials" shall mean all raw chemicals, packaging, labeling, filters, components and work in process required to produce the Product(s).

Y. "Regulatory Approvals" means the approvals obtained through meeting the requirements of the Federal Food, Drug and Cosmetic Act, as amended, and its attendant regulations in addition to any approvals, licenses, registrations or authorizations of any federal, state, local, or foreign regulatory agency, department, bureau or other government entity, necessary for the manufacture, storage, or export of Product(s) in the Territory.

Z. "Sao Paulo Facility" means the manufacturing plant operated by Allergan in Sao Paulo Brazil as of the Effective date.

AA. "Territory" means the entire world.

BB. "Waco Facility" means the manufacturing plant operated by Allergan in Waco Texas as of the Effective Date.


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CC. "Westport Facility" means the manufacturing plant operated by Allergan in
Westport Ireland as of the Effective Date.


SECTION 2. MANUFACTURE AND SALE OF PRODUCT(S)

2.1 Subject to the terms of this Agreement and in compliance with cGMP's, Allergan shall manufacture and sell to AMO and AMO shall purchase from Allergan all Product(s) that AMO desires during the term of this Agreement in accordance with the Product(s) Specifications set out in Exhibit "C" and the Packaging and Labeling Specifications set out in Exhibit "B". Allergan will not make substantial changes to the manufacturing capabilities, processes or locations of the Facilities associated with the manufacture of Products for AMO without the prior written consent of AMO, including material changes in significant subcontractors, suppliers or Raw Materials.

2.2 For any Product(s) with an expiration date, Allergan shall deliver those Product(s) with no less than seventy five percent (75%) of the original expiration date remaining, except that Vitrax shall be delivered with no less than fourteen (14) months of the expiration period remaining. Allergan will use its commercially reasonable efforts to (a) ensure that Product(s) are delivered with the maximum shelf life remaining and (b) ship Product(s) using the "first to expire shall be the first to ship" method. Allergan shall provide AMO with monthly written notice of all Product(s) in inventory with its expiration date. For the purpose of this Agreement, the expiration period ends on the last day of the month indicated on the label.

2.3 Allergan will manufacture all products in a good and workmanlike manner and will comply with and maintain all applicable federal, state, local, and environmental laws, ordinances and regulations, including but not limited to ISO 9002 and EN 46002 standards, as amended, and the Federal Food, Drug and Cosmetic Act as amended, including regulations relating thereto, pertinent to the services it performs relative to the manufacture of the Product(s).

2.4 Allergan shall test the Product(s) and provide the results for each Batch of Product(s) to AMO in the form of a certificate of analysis ("COA") as set forth in Exhibit "D".

2.5 Allergan and AMO operations management personnel shall meet quarterly to review and discuss operations, including but not limited to performance, quality of Product(s), delivery timeliness, forecast accuracy, and cost analysis.

SECTION 3. FORECAST AND PURCHASE ORDERS

3.1 AMO shall send purchase orders to Allergan Facilities on the following basis:

         (a) Waco Facility: AMO shall send purchase orders to the Waco facility on a (i) weekly basis for all Product(s) that are to be shipped in the United States and (ii) on a

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                  monthly basis, on the second Tuesday of each month, for all orders of Product(s) that are to be shipped outside the United States;

         (b) Westport Facility: AMO shall send purchase orders to the Westport Facility on a monthly basis, on the second Tuesday of each month, except for orders of "A" Product(s) identified on Exhibit "H", which orders shall be provided on a weekly basis; and

         (c) Sao Paulo Facility: AMO shall send purchase orders to the Sao Paulo Facility on a monthly basis on the second Tuesday of each month.

         The minimum information required on all purchase orders shall be part number, description, quantity, price and delivery date. The purchase order quantities must be in multiples of the Batch quantities indicated in Exhibit "A", and the combined total purchase order quantities must consume manufacturing batch quantities indicated in Exhibit "C".

3.2 Allergan shall acknowledge AMO's purchase orders within ten (10) working days of receipt, and shall deliver the Product(s) as indicated on the purchase order. Allergan is allowed a delivery quantity tolerance of plus or minus ten percent (10%) of the quantity requested. Except as provided in Section 13, AMO shall provide Lead-time on the shipment of Product(s) from the Allergan Facilities as follows:

         (a) Waco Facility: AMO shall provide Lead-time of no less than fifty-six (56) calendar days for Product(s) to be distributed in the U.S. and no less than eighty (80) days for other Product(s). Lead-times for Product(s) distributed in the U.S. do not include the Quarantine Period.

         (b) Sao Paulo Facility: AMO shall provide Lead-time of no less than seventy-seven (77) calendar days. Sao Paulo Lead-time includes the Quarantine Period; and

         (c) Westport Facility: AMO shall provide Lead-time of no less than forty-two (42) calendar days for "A" Product(s) identified on Exhibit H shipped to Europe, and between fifty-six (56) and eighty (80) calendar days for all other Product(s). Westport Lead-times for "A" Product(s) include the Quarantine Period.

         (d)      The terms for delivery shall be FCA, Allergan's Facility.

3.3      On a monthly basis AMO shall also provide Allergan with an eighteen
         (18) month forecast by month of its orders for all Product. Such forecast will be provided to Waco on the second Friday of each month and to Westport and Sao Paulo on the second Tuesday of each month. Allergan shall review such forecasts provided by AMO and advise AMO by the last calendar day of each month if Allergan anticipates any manufacturing capacity or raw material constraint that would make Allergan unable to achieve the requested volumes. Allergan shall use commercially reasonable efforts to maintain capacity to achieve the forecasted volumes.


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         The following forecast period for the Facilities shall be deemed firm purchase orders for the Product(s):

         (a) Waco Facility: The first eight (8) weeks of each eighteen (18) month forecast;

         (b)      Westport Facility: The first three (3) months of each eighteen
                  (18) month forecast; and

         (c) Sao Paulo Facilities: The first eleven (11) weeks of each eighteen (18) month forecast.

         For "A" Product(s) identified in Exhibit "H", month three (3) of the forecast will be used by Allergan to manufacture Product(s) and AMO will take delivery of these Product(s) over the following two (2) months.

3.4 The following forecast period for the Facilities shall be binding for the purpose of Allergan purchasing Raw Materials and will also be used to plan manufacturing resource requirements:

         (a) Waco Facility: The first four (4) months of each eighteen (18) month forecast;

         (b)      Westport Facility: The first six (6) months of each eighteen
                  (18) month forecast; and

         (c)      Sao Paulo Facility: The first six (6) months of each eighteen
                  (18) month forecast.

         A firm purchase order quantity for a specific Product may not vary by more than twenty- five percent (25%) from the forecasted quantity provided to Allergan three (3) months previous to the purchase order for the Westport and Sao Paulo facilities and two (2) months previous to the purchase order for the Waco facility.

         EXAMPLE:

         IN JANUARY AMO SUBMITS A FORECAST FOR PRODUCT X OF 10,000 UNITS TO BE DELIVERED IN JUNE. IN APRIL AMO'S FIRM ORDER FOR PRODUCT X FOR DELIVERY IN JUNE CANNOT BE LESS THAN 7,500 UNITS OR MORE THAN 12,500 UNITS. SUBSEQUENT FORECASTS FOR PRODUCT X MUST REFLECT THE PRECEDING FIRM ORDER VARIABILITY CONSTRAINTS.

SECTION 4. QUARANTINE SHIPMENTS

         4.1 AMO is responsible for the Quality Control release of Product(s) into the commercial marketplace once Allergan has released Product(s) to AMO. Except as provided below, Allergan shall be responsible for the timely performance of all Quality Control procedures which shall occur before the release of Product to AMO or its named carrier and Quality Control release of Product(s) to AMO or its named carrier. Allergan may deliver to AMO or its named carrier for shipment to an AMO warehouse or location,

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                  which has been previously approved by AMO for such quarantine shipments, Product(s) that has been manufactured in its Waco or Westport facilities that has not yet been Quality Control released to AMO ("Products in Quarantine"). It is AMO's obligation to ensure that it has qualified AMO warehouses or locations that can accept Products in Quarantine and the parties anticipate that most Products in Quarantine will be held at an AMO warehouse or location. For such Products in Quarantine, Allergan shall provide a COA to AMO when such Products in Quarantine have successfully passed Quality Control. Allergan may not deliver any Products in Quarantine to an AMO distributor or customer. For deliveries by Allergan of Products in Quarantine for shipment to a pre-approved AMO warehouse or location, AMO shall be responsible for quarantine storage of Product(s) and shall ensure that the Product(s) does not enter the commercial market until Allergan has provided AMO with a COA.

4.2 AMO or its warehouse agents shall have appropriate physical or electronic systems that prevent the delivery of Products in Quarantine to customers until Allergan has provided a COA to AMO.

4.3 Any indirect and direct incremental costs associated with holding inventory at Allergan locations until Quality Control release is obtained, that has not already been included in the cost of the Products(s) shall be charged to AMO in the amount of the actual such costs plus ten percent (10%).

SECTION 5. PRICING AND PAYMENT

5.1      The initial pricing for the Product(s) shall be as set forth in Exhibit
         "A".

5.2 The parties agree to adjust prices once per year, as necessary, to reflect changes in Cost and currency exchange rates so that pricing of the Product(s) equals Cost plus an additional ten percent (10%). The adjusted pricing will utilize unit volume for AMO Product(s) submitted to Allergan on the second Tuesday of October each calendar year. The volume forecasted for January through December will be the "Base Units" and used to develop pricing. Once the pricing is developed, Allergan will communicate the new pricing to AMO by the following November 15. New prices will be effective for Product(s) shipped on or after the following January 1.

5.3 On an annual basis, a pricing "true up" calculation will be made during the beginning of the first calendar quarter immediately following the cut off for year-end shipments. This pricing "true up" calculation will be made based on the actual volume of Product(s) shipped during the pricing period versus the volume submitted by AMO on the second Tuesday of October that was used to calculate the invoiced prices. The volume to be utilized for the 2002 calendar year pricing "true up" will be the July through December 2002 shipped units for each Allergan facility as identified in Exhibit "F". The result of this true up will either be invoiced or credited to AMO no later than March 31 following the true up period.


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5.4      The pricing "true up" calculation will be equal to the actual units shipped less Base Units, multiplied by the Product's current overhead cost multiplied by the Product's fixed cost factor, multiplied by one hundred ten (110%) percent: i.e., [(Actual units shipped - Base Units)
         * (Product's current overhead cost * Product's fixed cost factor)] * 110%.

         The fixed cost factors for the term of the agreement are as follows:

         Vitrax - Sixty-five (65%) percent All other products - Seventy-five (75%) percent

         For calculation purposes the unit volume will be adjusted in the event that Allergan is unable to ship a significant quantity of Product(s) ordered by AMO in accordance with the terms of this Agreement.

5.5 If a Product(s) Specification or Packaging and Labeling change results in a cost change, Allergan will adjust the price as soon as the change becomes effective.

5.6 Terms of payment shall be net forty-five (45) days from the date of delivery to AMO's specified carrier, provided however, that payment shall be net sixty (60) days for any shipments to Asia and Australia, and provided further that payment shall be extended an extra day for each day Quality Control exceeds the Quarantine Period. All Product(s) shall be shipped FCA, Allergan's Facility. Allergan will not be responsible for damage caused to Product(s) while in transit to AMO. Any storage and freight fees are in addition to the Product(s) prices contained within Exhibit "A".

SECTION 6.  ONGOING STABILITY TESTING AND REFERENCE STANDARDS

6.1 Allergan shall perform all on-going stability testing of the Product(s) according to ICH guidelines then in effect as long as Allergan is manufacturing and supplying the specific Product(s) to AMO. During the period Allergan manufactures the Product(s) for which stability testing is being performed, the cost of such stability testing is included in the prices set forth in Exhibit "A".

6.2 On the earlier of (i) the expiration or termination date of this Agreement or (ii) six months after Allergan has delivered to AMO its final order for a discontinued Product(s) to AMO, AMO will be solely responsible for all on-going stability testing of the Product(s). It is the responsibility of AMO to select the laboratory that AMO will use and the physical storage location for stability and retained samples. Allergan will ship Ex works all stability and retained samples to AMO's designated storage location no later than the earlier of (i) six months after Allergan had delivered its final order for that Product(s) or
         (ii) the expiration or termination date of this Agreement.

6.3 It is the sole responsibility of AMO to transfer all analytical and stability testing technology to a new site or sites of its choice. Allergan will provide its existing written methods for these tests to AMO to assist AMO in this effort. Additionally, Allergan will permit AMO to send not more than two (2) AMO representatives to Allergan's European

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         Technical Center for one three-day period for each Product not currently manufactured (as of the Effective Date) by AMO in its Hangzhou manufacturing facility to observe technology associated with such formulation. By way of example, the Product Total(R) is manufactured in the Westport Facility but not in AMO's Hangzhou manufacturing facility, and thus AMO may request a three-day period for this Product. On the other hand, Complete(R) brand Multipurpose Solution is manufactured in AMO's Hangzhou manufacturing facility and thus no three-day period is available for this Product.

         In the event AMO wishes a three-day period of observation for a formula, it shall make such request in writing. Allergan's European Technical Center shall accommodate that request at the next regularly scheduled test period for that Product formula. During that three-day period, AMO's representatives may observe Allergan's analysts as they perform the testing and may reasonably ask questions concerning testing procedures and practices, which Allergan's analysts will attempt to answer in good faith.

6.4 Allergan will provide to AMO its existing written procedures which are used to establish the chemical reference standards necessary to release and perform stability testing on Product(s). Until Product(s) are discontinued under the terms of this Agreement, Allergan will supply to AMO the reference standards that it requires to maintain its production in Hangzhou. Once AMO discontinues a Product under the terms of this Agreement, all chemical reference standards associated with that Product shall be the sole responsibility of AMO.

6.5 On-going stability testing costs incurred by Allergan on Products that AMO has discontinued from being manufactured by Allergan are the responsibility of AMO. The direct and indirect costs associated with that testing plus ten (10%) percent will be charged to AMO separately. Allergan will invoice AMO for on-going stability related to these Product(s) on a quarterly basis which will be payable by AMO within thirty (30) days.

SECTION 7. PRODUCT(S) SPECIFICATIONS AND DOCUMENTATION

AMO, by means of an ECR submitted to Allergan, may make changes to the Packaging and Labeling Specifications from time to time. Allergan will make all changes to the Packaging and Labeling Specifications requested by AMO on the ECR if the parties agree on the applicable price and material terms associated with the change. All terms and conditions regarding such change shall be negotiated in good faith by the parties. AMO agrees to pay all third party supplier fees charged to Allergan for set up, plus ten percent (10%), including charges for printing plates, artwork and tooling. AMO must approve amounts in excess of $1,200 before such amounts are incurred. Allergan will issue AMO an invoice for all related costs with payment due within thirty (30) days of invoice receipt. If the ECR change affects an open purchase order, Allergan will advise AMO of the impact on delivery date. Unused Raw Materials as a result of the ECR will be considered Obsolete Inventory and dispositioned as provided in Section 9.


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SECTION 8. LONG LEAD TIME RAW MATERIALS

8.1 AMO authorizes Allergan to purchase the (i) long lead time Raw Materials, (ii) minimum buy items and (iii) economic order quantities of Raw Materials, listed in Exhibit E, in accordance with AMO's forecast requirements. These materials may be in excess of six (6) months supply.

8.2 AMO further authorizes Allergan to purchase minimum buy items or economic order quantities of Raw Materials not listed in Exhibit E as reasonably necessary to support material requirements planning which may exceed authorized forecasts and purchase orders, subject to AMO written approval for all purchases ordered in excess of six (6) months forecast for Westport and Sao Paulo facilities or four (4) months for the Waco facility.

SECTION 9.  EXCESS MATERIALS AND OBSOLETE INVENTORY

9.1 All Raw Materials in Allergan's possession and on order on the Effective Date of this Agreement shall be considered to have been purchased to support AMO's future purchase orders to Allergan and any Excess Material or Obsolete Inventory associated with these Raw Materials is the responsibility of AMO. Allergan will use commercially reasonable efforts to return Raw Material for credit and cancel open orders if it is determined that the Raw Material is Excess Material or Obsolete Inventory.

9.2 Allergan shall provide to AMO a monthly written report identifying all Raw Materials on hand for which the forecasted use is in excess of six
         (6) months. Allergan will notify AMO of Excess Materials and Obsolete Inventory and associated costs on a quarterly basis. At Allergan's discretion, AMO shall purchase, via purchase order, all Excess Inventory and Obsolete Inventory at Allergan's Cost. Terms will be FCA.

SECTION 10. NEW PRODUCT(S)

10.1 In the event that AMO desires to commercialize and Allergan agrees to manufacture items not contained in Exhibit "A", both parties may amend Exhibit "A" in writing to reflect the new Product(s). AMO agrees to bear all direct and indirect costs associated with new product validations, as submitted to AMO in a cost quotation. Further, AMO acknowledges that while a validation is intended to challenge the design of a new Product, Allergan will not be held liable for the outcome, provided Allergan has performed its activities, as defined in mutually approved protocols.

10.2 In the event AMO desires to conduct new Product validations during the term of this Agreement, AMO will submit to Allergan a Master Validation Plan and required validation protocols for approval, which shall not be unreasonably withheld. Mutual approval is required, as indicated by the signatures of both parties on the Master Validation Plan, as well as the required protocols. Following approval, Allergan will provide a cost quotation to AMO listing all Allergan costs associated with the validation including clinical supplies. Upon approval of such costs, AMO will submit a purchase order to Allergan reflecting the costs as detailed in AMO's cost quotation. Allergan will

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         invoice AMO upon completion of each validation activity detailed in the cost quotation which shall be payable by AMO within thirty (30) days of invoice receipt.

10.3 The Lead-time for new Product(s) launches will be stipulated by a project plan as agreed to in writing by both parties. The project plan will include forecast requirements for the new Product(s) and define lead time for the initial deliveries of Product. In the event that the Raw Material is purchased pursuant to the Master Validation Plan and such Raw Material is unusable upon completion of the project, the Raw Material will be treated as Obsolete Inventory. Upon completion of the validation project, subsequent purchase requirements will follow the purchase order and forecast process contained within Section 3 of this Agreement.

10.4 Allergan will provide AMO with cost estimates for the remaining portion of any validations in progress as of the Effective Date. Upon approval of such costs, AMO will submit a purchase order to Allergan for the remaining costs, to be invoiced by Allergan upon completion of each validation activity. If AMO elects to cancel any validation in progress, Allergan will invoice all unpaid costs incurred to date, payable by AMO within thirty (30) days of receipt.

SECTION 11. MISCELLANEOUS

Allergan and AMO recognize and agree that following the Effective Date it may be necessary or desirable for AMO to provide to Allergan Raw Materials or other goods to facilitate the performance by Allergan of its obligations under this Agreement. To the extent that AMO provides such Raw Materials or other goods to Allergan without payment of consideration by Allergan and such Raw Materials or other goods are used to manufacture products for AMO, the parties agree that the value of such Raw Materials or goods will not be included in Allergan's fully allocated cost to manufacture Product(s) for AMO under this Agreement. For administrative convenience, Allergan will remove the value of such AMO provided Raw Material or other goods from invoices to AMO by providing AMO with a credit during the first three months of this Agreement in the amount of the value of the Raw Material or other goods plus ten percent (10%). Allergan will supply to AMO those items listed in Exhibit "G" in accordance with the terms of this Agreement except as modified in Exhibit "G".

SECTION 12. TERM AND TERMINATION

12.1 The Term of this Agreement shall begin on the Effective Date and end at midnight on the day prior to the three (3) year anniversary of the Effective Date.

12.2 This Agreement may be immediately terminated by either of the parties for cause by giving written notice to the other upon the occurrence of any of the following events:

         (a) The other party breaches any material provision of this Agreement and fails to substantially cure such breach within thirty (30) days following the receipt from the

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                  non-breaching party of a written notice of such breach; which notice reasonably specifies the extent and nature of such breach.

         (b) The other party (i) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect; (ii) makes a general assignment for the benefit of creditors, (iii) becomes insolvent, (iv) ceases doing business, and/or (v) takes any corporate action to authorize any of the foregoing.

12.3 AMO shall have the right to terminate this Agreement in its entirety at any time upon providing twelve (12) months written notice to Allergan. AMO may also discontinue the manufacture of any individual Product upon providing twelve (12) months written notice to Allergan. AMO shall send firm purchase orders to Allergan six (6) months prior to expiration or termination of this Agreement for all Product(s) AMO desires Allergan to deliver during the six (6) month period prior to termination. Allergan agrees to review these orders by the last calendar day of the month and advise AMO that it will be able, or unable, to achieve the requested volumes with either (i) confirmation of the purchase order(s) or (ii) notice of specific feasibility issues. Allergan shall use commercially reasonable efforts to maintain capacity in order to achieve the requested volumes.

12.4 Upon expiration or termination of this Agreement, the rights and obligations of the parties pursuant to this Agreement shall cease, except as follows: (i) Obligations of confidentiality and use of information under Section 16 of this Agreement shall survive such expiration or termination; (ii) the indemnity obligations under Section 17 shall survive such expiration or termination; and (iii) expiration or termination of this Agreement for any reason by a party shall not relieve the parties of any obligation accruing prior to such expiration or termination.

12.5 It is AMO's sole responsibility to transfer the technology required to manufacture Product(s) from Allergan to other manufacturers upon the expiration or termination of this Agreement. Allergan's assistance in such transfer will be provided at either the Waco Facility, Westport Facility or Sao Paulo Facility, as applicable, under the same conditions, both in terms of duration and substantive assistance, as the analytical technology transfer assistance described in Section 6.3.

12.6 Upon expiration of this Agreement, or in the event this Agreement is terminated for any reason including force majeure, AMO shall purchase all Raw Materials and Product(s) existing at the time of expiration or termination at Cost, provided that such Raw Materials and Product(s) were produced or purchased pursuant to Section 3 or Section 8 in response to actual purchase orders and forecasts submitted by AMO. Payment is due within thirty (30) days of invoice receipt from Allergan.

12.7 Upon expiration or termination of the Agreement, AMO has the option to purchase from Allergan, at Allergan's depreciated book value, production assets used by Allergan solely to manufacture Product(s), for AMO. Allergan will provide a list of these production assets to AMO twelve (12) months prior to the expiration of the Agreement. AMO must submit purchase orders for these assets at least six (6) months prior to the termination of the Agreement. AMO will be responsible for removal, crate and freight on this equipment.

12.8 Upon expiration or termination of this Agreement, AMO shall assume sole responsibility for all reference standards and ongoing stability testing of the Product(s). All stability and retained samples will be shipped by Allergan EXW to the physical storage location of AMO's choice at AMO's request, but no later than six (6) months from the expiration or termination of the Agreement. Allergan will cooperate with AMO in the stability testing technology transfer to a new site, to the extent provided in Section 6.3.

SECTION 13. REJECTIONS AND CLAIMS

13.1 Once the Product(s) is Quality Control released by Allergan, Allergan will not accept any claims for rework or rejection of the Product(s) unless the Product(s) is determined by both Allergan and AMO to fail to meet the Packaging and Labeling Specifications in Exhibit "B" or the Product(s) Specifications in Exhibit "C". Upon such a rejection or upon the request and requirement by Allergan that a Product in Quarantine be returned to Allergan because it cannot be Quality Control released and without prejudice to any of AMO's other rights under this Agreement, Allergan will have the sole discretion to rework or replace the Product(s) with conforming Product(s) as soon as possible thereafter. In addition, Allergan will reimburse AMO for the rejected Product(s) shipping and storage costs, and disposal fees within thirty (30) days from notification by AMO of such costs and fees.

13.2 Allergan and AMO agree that in the event of a disagreement regarding whether the Product meets the specifications, they shall first attempt to resolve disputes by mutual agreement of the parties. If any dispute is not resolved within thirty (30) days following written notification, both parties agree to submit the rejected unit to a mutually acceptable independent test facility. Further, both Allergan and AMO shall accept the results of the testing performed by that facility as binding with regard to that Batch. The expense of such testing shall be borne by the losing party.

SECTION 14. PRODUCT WARRANTY

Allergan warrants that the Product(s) supplied under this Agreement shall, when they leave Allergan's possession and control, conform with the Packaging and Labeling Specifications in Exhibit "B" and the Product(s) Specifications in Exhibit "C",

SECTION 15. REGULATORY

15.1 AMO will be responsible for obtaining and maintaining all worldwide Regulatory Approvals and any amendments or supplements as required in order for AMO to sell or distribute the Product(s) worldwide. Allergan shall provide routine and customary information and data to AMO for the purpose of seeking or transferring Regulatory

         Approvals. AMO will be responsible for maintaining Product complaint files and for submitting reports to Allergan, the FDA and all other regulatory agencies as appropriate. AMO shall, in a timely manner, provide to Allergan trend reports of Product(s) complaints and summaries of material correspondence or conversations with the FDA or other government agencies regarding the quality of the Product(s).

15.2 AMO, at AMO's expense, shall be responsible for handling all complaints, inquiries and any medical or non-medical device reporting requirements related to the Product(s) manufactured hereunder, including the expense of any related investigation and Product(s) testing performed by AMO. At the written request of AMO, Allergan will investigate manufacturing related complaints at Allergan's cost. A written report will be provided to AMO within forty-five (45) days following Allergan's receipt of the nonconforming product. If Allergan receives any information regarding real or potential adverse reactions or defects of the Product(s) or any information that might otherwise constitute a complaint about the Product(s), Allergan shall promptly provide to AMO all information that it has concerning the same. AMO shall have responsibility to comply with all federal, state and local laws and their foreign counterparts regarding the reporting of such medical and non-medical device reports and complaints. AMO shall promptly provide Allergan with trend reports summarizing any medical or non-medical reports or complaints. Each party shall reasonably cooperate with the other in sharing information that may constitute a medical or non-medical device complaint related to Product(s) and shall designate a representative responsible for the exchange of such information and all other regulatory information required to be shared under this Agreement.

15.3 AMO shall have the right, at AMO's expense, to declare any recall of, or field corrective action to, any Product(s) manufactured by Allergan for AMO after consultation with Allergan. Allergan agrees to indemnify AMO for that portion of the expenses in any such recall directly attributable to a breach by Allergan of its obligations under Section
         2.3 or any of the warranties provided in this Agreement.

15.4 AMO shall promptly inform Allergan of the existence and substance of any inquiry, investigation or inspection initiated by any government agency, department or body relating to the manufacture of the Product(s) during the term of this Agreement. The existence of any such inquiry, investigation or inspection shall not alone constitute a breach of this Agreement or excuse any performance due under this Agreement.

15.5 Allergan shall permit AMO or its agents, once each calendar year, for a period not to exceed three days, during reasonable business hours and upon at least 72 hours notice, access to inspect the Facilities where the Products are manufactured, handled, stored or tested. AMO or its agents may observe all processes relating to the manufacture, storage, handling, or testing of the Products and all manufacturing, handling, storage and test records regarding the Products. Allergan shall provide reasonable and customary assistance during such inspections.

         Allergan shall extend inspection privileges to agents of the FDA or other governmental authorities, as required. Allergan shall notify AMO within 24 hours of any such inspection related to the Product(s). In addition, Allergan shall provide AMO with copies of any and all inspection reports from the FDA or other relevant governmental authorities regarding the manufacture of the Product(s) within three (3) days of receipt of such reports.

SECTION 16. CONFIDENTIALITY

The parties acknowledge that it may be necessary or desirable, before or during the performance of this Agreement, to exchange information in order to facilitate the manufacture and supply of Product(s), as contemplated hereby. Allergan possesses proprietary and trade secret information, including, but not limited to, its manufacturing capabilities, methods and processes and financial information related thereto, and AMO possesses proprietary and trade secret information, including, but not limited to, the Product(s), the Product(s) Specifications, the Packaging and Labeling Specifications and marketing and financial information related thereto. Each party desires to preserve the confidential nature of such information and agrees as follows. Confidential Information of a disclosing party shall be clearly marked "confidential" at the time of disclosure, or indicated as such in a written memorandum delivered to the receiving party within thirty (30) days following the date of disclosure. A party receiving Confidential Information from a disclosing party shall not use the Confidential Information except in furtherance of this Agreement and shall not disclose Confidential Information to any third party other than to a receiving party's employees and agents who agree to be bound by an obligation to keep such Confidential Information secret and who have a need to know such information in order to further the purposes of this Agreement. This obligation shall survive the termination of this Agreement, and shall remain binding on the parties hereto for a period of five (5) years following the date of such disclosure. Allergan Confidential Information shall not include intellectual property or confidential information transferred, assigned or licensed to AMO under the Intellectual Property Assignment and License Agreement executed by the parties concurrently herewith. Such intellectual property or confidential information shall be AMO Confidential Information. This Agreement imposes no obligation on a receiving party with regard to that portion of the Confidential Information which a receiving party can demonstrate by written records was known to it prior to the Effective Date; or which is now generally known to the public, or becomes generally known in the future other than by breach of this Agreement by a receiving party; or which is lawfully disclosed to a receiving party by a third party who is not obligated to the disclosing party to retain such information in confidence; or which is required to be produced pursuant to a legal proceeding, provided the receiving party gives the disclosing party prompt prior written notice of such requirement. Disclosure of Confidential Information under this Agreement will create no license, right, interest or ownership in any such information in a receiving party.

SECTION 17. INDEMNIFICATION

Each party (the "Indemnitor") shall indemnify the other (the "Indemnitee") for any and all Liability or Loss (as defined below) it incurs from any and all claims, suits, demands or proceedings (collectively referred to as "Claims") brought against it by unrelated third parties for personal injury, death, or damage to real or personal property arising out of the Indemnitor's negligence, willful misconduct or breach of warranty under this Agreement. Without limiting


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the foregoing, AMO agrees to indemnify and defend Allergan for any Liability or
Loss Allergan incurs from any Claim brought against Allergan alleging that Allergan has infringed the intellectual property rights of a third party by virtue of properly performing its obligations to manufacture Products pursuant to Packaging and Labeling Specifications and the Product(s) Specifications under this Agreement. For purposes of indemnification under this section, "Liability" or "Loss" shall include, but shall not be limited to, all defense costs, settlement costs, court costs, damages, interests, penalties, judgments, expenses, and reasonable fees of attorneys and professionals. The parties agree that the Indemnitee shall only be entitled to such indemnification if: (a) the Indemnitee had, at its own expense, promptly given the Indemnitor written notice of such Claims upon their filing or creation; and (b) the Indemnitor had been granted the right to take control of the settlement and defense of such Claims with counsel reasonably acceptable to the Indemnitee in exchange for the Indemnitor's written agreement to accept the defense and all liability for the claim without reservation. The Indemnitee shall at all times reasonably cooperate in the settlement and defense of all Claims and shall make available all records, materials and other relevant matter reasonably requested by the Indemnitor in connection with such Claims. No party shall have the right to settle any Claims in a manner that materially diminishes the rights or interests of the other without that party's prior written consent, which shall not be unreasonably withheld or delayed. The Indemnitor shall not be liable for any settlement made without its prior written consent. These indemnification obligations shall survive the expiration or termination of this Agreement.

SECTION 18. NOTICES

Any notices to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier, to the party to be notified at its address given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be presumptively deemed to be sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, three calendar days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to AMO:

Advanced Medical Optics, Inc.
1700 East St. Andrew Place
P.O. Box 25162
Santa Ana, California 92799-5162
Attn:  Vice President, Operations
Fax:

with a copy to the General Counsel at the same address.


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
If to Allergan:
Allergan, Inc.
2525 Dupont Drive
Irvine, California 92612
Attn: Manager of Contracts
Fax:  (714) 246-5598

With a copy to the General Counsel at the same address.

SECTION 19. FORCE MAJEURE

Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party's reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any act, inaction or delay of any government or government agency, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party's failure or delay in performance due to force majeure must be given to the other party within three (3) calendar days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute.

SECTION 20. ASSIGNMENT

This Agreement is binding upon and inures to the benefit of the parties to it, and to their successors and assigns. No party may assign or delegate any or all of its rights or obligations under this Agreement without the prior written consent of the other party to this Agreement. Any assignment or delegation, or attempt at the same, made in the absence of such prior written consent shall be void and without effect. Either party may, however, without notice or consent and at its sole discretion, assign any or all of its rights and obligations under this Agreement to an Affiliate of such party.

SECTION 21. GOVERNING LAW

This Agreement shall be construed, and the rights of the parties determined, in accordance with the laws of the State of California, without regard to that State's rules regarding choice or conflict of laws.

SECTION 22. RELATIONSHIP BETWEEN THE PARTIES

Following the Effective Date, the parties will have no ownership interest in the other and their relationship, as established by this Agreement, is solely that of Buyer and Seller. This Agreement does not create any partnership, joint venture or similar business relationship between the parties.

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Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

SECTION 23. INTELLECTUAL PROPERTY

Allergan agrees that AMO individually, or through its Affiliates, is the sole and exclusive owner of the Product(s) Specifications and/or Packaging and Labeling Specifications (collectively defined as "Intellectual Property") in the Territory. No such Intellectual Property is being assigned, licensed or otherwise transferred to any person or entity hereunder. Allergan further agrees that it has no rights to the Intellectual Property and that Allergan will not contest or dispute the validity of or title to any Intellectual Property. Allergan shall not take or cooperate in any action or threatened action which might in any way impair or attack the Intellectual Property or the rights or interests of AMO, its Affiliates, licensees or assignees in the same.

SECTION 24. SEVERABILITY

If any provision of this Agreement is adjudged to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired, and the parties shall use their best efforts to substitute a valid, legal, and enforceable provision which, insofar as practical, implements the purposes of this Agreement.

SECTION 25. WAIVER

The failure of either party to enforce, at any time or for any period of time, the provisions hereof, or the failure of either party to exercise any option herein shall not be construed as a waiver of such provision or option and shall in no way affect that party's right to enforce such provisions or exercise such option. No waiver of any provision hereof shall be deemed a waiver of any succeeding breach of the same or any other provisions of this Agreement.

SECTION 26. MODIFICATION

This Agreement cannot be changed orally, and no modification of this Agreement shall be recognized nor have any effect, unless the writing in which it is set forth is signed by Allergan and AMO, nor shall any waiver of any of the provisions of this Agreement be effective unless in writing and signed by the party to be charged therewith.

SECTION 27. ENTIRE AGREEMENT

This Agreement, the Contribution and Distribution Agreement, the other Ancillary Agreements, the exhibits, schedules and appendices hereto and thereto and the specific agreements contemplated herein or thereby contain the sole and entire understanding of the parties related to its subject matter, and supersedes all oral or written agreements concerning this subject matter made prior to the date of this Agreement.


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SECTION 28. INCORPORATION OF EXHIBITS

Exhibits A, B, C, D, E, F, G, and H attached hereto are hereby incorporated herein by this reference.

SECTION 29. AUDIT

AUDIT RIGHTS. AMO, directly or through a third party, may audit the books, records and operations of Allergan upon reasonable notice and during regular business hours for the purpose of determining Allergan's compliance with the terms of this Agreement. Allergan will cooperate with AMO and/or its independent auditor in any such audit. Allergan shall provide AMO with information reasonably requested before an on-site audit is to be conducted and shall provide AMO with all information necessary to accurately complete the audit in a timely fashion. Any information obtained during any such audit shall be considered Confidential and shall be used only in connection with determining compliance with the applicable terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Manufacturing and Supply Agreement as of the date first written above.

ALLERGAN, INC., a Delaware corporation        ADVANCED MEDICAL OPTICS, INC.,
                                               a Delaware corporation



By:_________________________________          By:______________________________
Name: Jacqueline Schiavo                      Name:
Title:   Corporate Vice President of          Title:
Worldwide Operations
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